EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Corporation to Transfer to The Nasdaq Capital Markets

CHERRY HILL, NJ, September 9, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today reported that, on September 8, 2009, it received an approval from Nasdaq of the application for transfer to The Nasdaq Capital Markets (the "Capital Markets") which the Company filed on August 28, 2009. The Company's stock, which trades under the ticker symbol "INTT" will transfer from The Nasdaq Global Markets to the Capital Markets effective with the opening of the market on September 10, 2009.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.